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                              FOR IMMEDIATE RELEASE

            COVISTA COMMUNICATIONS, INC. ANNOUNCES OPERATING RESULTS
                      FOR THE QUARTER ENDED APRIL 30, 2005

CHATTANOOGA, TN - June 14, 2005 - Covista Communications, Inc. (NASDAQ symbol:
CVST) today announced operating results for the quarter ended April 30, 2005.

For the first quarter of fiscal year 2006, ending April 30, 2005, Covista Communications, Inc. earned net income of $217,000 on revenue of $11,253,000 as compared to a net loss of $(2,000,000) on revenue of $18,194,000 for the prior year's first fiscal quarter. The Company posted earnings per share of $.01 for the current year versus a loss of $(.11) per share for the prior year's first fiscal quarter.

The overall revenue decline is primarily related to a decrease in the retail segment, resulting from the previously announced sale of a substantial portion of the retail customer base and certain assets to PAETEC. The decline in the retail segment was partially offset by growth in the residential segment, which was primarily attributed to the marketing of local service to users in selected markets.

John Leach, Jr., Covista's President and Chief Executive Officer, stated, "We are pleased to report net income results for the quarter ended April 30, 2005. This is our second consecutive quarter of net income and a demonstration that the changes we have made during the last twelve months are taking hold. With our improved balance sheet, strong cash position and efficient operating results, we are now poised to improve our market position. We will continue to seek to grow the residential segment. In addition, we plan to re-enter the retail segment in selected markets. Our recent announcement to voluntarily deregister with the SEC and delist our Common Stock from NASDAQ should free up additional cash resources while allowing our Management team to sharpen its focus on penetrating profitable market opportunities."

We are providing the following consolidated summary of operations (unaudited) for the three months ended April 30, 2005 and 2004 (amounts and number of shares in thousands except for per share data):

                             QUARTER ENDED APRIL 30
                             ----------------------

                                                   2005             2004
                                                   ----             ----

Revenue                                           $11,253         $18,194
Cost & Expense                                     11,049          20,102
Operating Income (Loss)                               204          (1,908)
Other Income (Expense)                                 13             (92)
Net Income (Loss)                                     217          (2,000)

Basic Earnings (Loss) per Common Share            $   .01         $ (0.11)
Diluted Earnings (Loss) per Common Share          $   .01         $ (0.11)
Weighted Average Number of Common Shares
               Basic                               17,822          17,822
               Diluted                             17,822          17,822


About Covista:

Covista is a facilities-based provider of telecommunications services with a substantial customer base, principally residential and small sized businesses. Its products and services include a broad range of voice, data and Internet solutions, including long distance and toll-free services, local dial tone and features, calling cards, frame relay, Internet access, VPN, directory assistance and teleconferencing services. Covista currently owns and operates switches in Chattanooga,




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Dallas and Minneapolis. Covista operates Network Operation, call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at www.covista.com.

Information relating to forward-looking statements:

This press release contains historical and forward-looking statements made pursuant to the safe harbor provisions of the private securities litigation act of 1995. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of rapid growth; customer concentration and attrition; the ability to successfully integrate acquired companies; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; and other risks discussed in the company's SEC filings, including form 10-K and form 10-Q, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.


Contact:
Frank Pazera
Executive Vice President and Chief Financial Officer
Covista Communications, Inc.
Tel: (423) 648-9500
Fax: (423) 648-9502
E-mail: fpazera@covista.com
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